EXHIBIT 10.48

                              EMPLOYMENT AGREEMENT

          This Employment Agreement (the "Agreement") is made as of this 1st day of October, 1998, by and between Plasma-Therm, Inc., a Florida corporation (hereinafter referred to as the "Company"), and Jay N. Sasserath (hereinafter referred to as "Employee").

          WHEREAS, Company desires to employ Employee and Employee desires to accept such employment and both parties are entering into this Agreement to set forth their entire understanding with respect to such employment;

          NOW, THEREFORE, the parties hereto intending to be legally bound hereby, and in consideration of the mutual covenants herein contained, agree as follows:

          1. EMPLOYMENT

          Company hereby employs Employee and Employee hereby accepts such employment upon the terms and subject to the conditions set forth herein.

          2. TERM

          The term of this Agreement shall be for a period of three (3) years commencing on the 1st day of October, 1998, and terminating on the 30th day of September, 2001 (the "Term"). Upon expiration of the initial Term and any subsequent terms, this Agreement shall automatically renew for additional subsequent three (3) year Terms unless at least ninety (90) days prior to the end of the then current Term, either Company or Employee has given written notice to the other of its or his election to terminate the employment at or prior to the end of such Term.

          3. DUTIES

          Subject to the terms and conditions of this Agreement, the Company shall employ the Employee during the Term (as hereinafter defined) in such management capacities as may be assigned, from time to time, by the Company. The Employee accepts such employment and agrees to devote his best efforts and entire business time, skill, labor and attention to the performance of such duties.

          4. COMPENSATION

          Company agrees to pay and Employee agrees to accept as compensation for all services rendered hereunder:

               4.1 A base annual salary of $112,800.00 payable in accordance with the Company's usual payroll procedures as they may exist from time to time; and

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               4.2 An annual bonus based on one-half of one percent (.5%) of fiscal year Net Earnings, as defined by Company policy, to be paid on a quarterly basis and reconciled at year end, not to exceed $50,000.00 annually.

               4.3 Reimbursement for car-related expenses in the amount of $600.00, payable monthly.

          5. EXPENSES

          The parties recognize that in the course of performing his duties hereunder, Employee may incur expenses. Company agrees to reimburse Employee upon presentation of vouchers for reasonable expenses incurred by Employee in the performance of his duties hereunder according to the Company Travel and Expense policy. Additionally, Employee will be entitled to reimbursement for such reasonable expenses granted to other executive level employees which may or may not be included in the Company Travel and Expense policy.

          6. FRINGE BENEFITS

          Employee shall be entitled to such fringe benefits paid for or supplied by Company and shall be further entitled to the following:

               6.1 Participation in retirement and Employee benefit plans such as 401(k), tuition reimbursement, health, dental, accident, disability, life, or other group insurance plans, and other plans as Company determines from time to time to make available generally to the other executive employees of Company.

               6.2 Company may elect to pay for the Employee's entire health insurance premium payments to the extent that this is offered to the other executive employees of Company. Otherwise, Employee bears the cost of such benefits, as determined by then existing Company policy.

               6.3 If the insurance policy permits, the Employee may at any time direct Company, in writing to assign the insurance policy or policies to the Employee. In the event of Employee's termination for any reason whatsoever, whether or not with cause, payments on the policy or policies, and Company's obligations, if any, under the policy or policies shall cease.

               6.4 Nothing herein shall be construed to alter, amend or modify the terms of any stock option plan or policy that may be made available to Employee by Company. Upon termination of this Agreement for any reason, any and all such benefits granted under any such plan or policy shall be governed by the terms and conditions of that plan or policy as it may exist from time to time.

               6.5 Company presently maintains, and shall continue to maintain Directors and Officers Liability Insurance coverage for the benefit of Employee for so long as Employee remains an officer of Company.

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          7. DEATH OR DISABILITY

          In the event the Employee becomes permanently disabled so that he is unable to perform his essential employment duties hereunder, and no requested reasonable accommodation of Employee's disability is possible, this Agreement shall terminate. Notwithstanding the foregoing, the compensation then payable by Company to Employee pursuant to Section 4 hereof shall continue to be paid as if Employee were not disabled in any way, until the end of the current Term of employment pursuant to Section 2 hereof. For the purposes of this Agreement, the term "permanent disability" shall mean any disability lasting ninety (90) calendar days or more.

         In the event Employee becomes temporarily disabled so that he is unable to perform his essential employment duties hereunder, and no requested reasonable accommodation of Employee's disability is possible, then Company has the right to terminate this Agreement without cause consistent with the obligations set forth in Section 8.3.1, except as otherwise provided by law. For the purpose of this Agreement, the term "temporary disability" shall mean any disability lasting less than ninety (90) calendar days.

         In the event Employee becomes either permanently or temporarily disabled, Company shall be entitled to credit against its obligations under
Section 7 of this Agreement the amount of any and all other disability benefits provided by or paid for by the Company that inure to Employee's benefit. In the event this Agreement is terminated pursuant to this Section, should an Employee's disability cease prior to the expiration of the Term of employment during which the Agreement was terminated, then Employee remains obligated to return to his employment duties with the Company for the balance of the then current Term, at the Company's option.

         The terms "disability" and "disabled" as used in this Agreement connote the inability of Employee, for a period of time greater than seven (7) consecutive business days, to perform his regular employment duties hereunder as a result of death, mental or physical illness, or injury or accident.

          8. TERMINATION

               8.1 Notwithstanding anything herein contained to the contrary, subject to Section 7 hereof, Company shall have the right to terminate this Agreement "with cause." A termination "with cause" may occur as provided by law or as a result of any criminal activity, reckless misconduct, gross negligence or abandonment of corporate responsibility. In the event of a termination by Company with cause, Company agrees to provide Employee with one (1) day's notice and pay, but will not have any further obligations under this Agreement, except as provided by law. Company may elect to waive the one (1) day notice requirement by providing one (1) day's pay in lieu of notice.

               8.2 During the Term of this Agreement, Employee will not have, either directly or indirectly, any more than ten percent (10%) equity interest in any entity, including any person, partnership, trust or incorporated or unincorporated association or entity, that is manufacturing, distributing or marketing products or services directly competitive to those

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manufactured, distributed or marketed by Company. It is expressly understood that such ownership or interest may represent a conflict of interest which may be grounds for Company to terminate this Agreement with cause.

               8.3 Notwithstanding anything herein contained to the contrary, subject to Sections 7 and 8 herein, Company and Employee shall have the right to terminate the Agreement hereunder without cause.

               8.3.1 In the event Company terminates the Agreement without cause, pursuant to Section 8.3 herein, Employee shall receive the full compensation hereunder for the then remaining Term of this Agreement pursuant to
Section 2. Company reserves the right to exercise its option to pay the comparable value of any benefit set forth in Section 6, above, to which employee is entitled, rather than continuing the benefit for the balance of the Term; except that, Employee will not have any continuing rights under the 401(k) plan or other defined benefit plan, except as otherwise provided by law.

               8.3.2 In the event Employee terminates the Agreement without cause, Employee must provide Company with at least ninety (90) days' advance written notice. Upon the expiration of the ninety (90) day notice period, all obligations by Company to the Employee, except those provided by law, shall cease. Failure to provide Company with at least ninety (90) days' advance written notice constitutes grounds for Company to terminate the Agreement with "cause" as provided in Section 8.1 above, and voids any other right that Employee may have to compensation, benefits or plans pursuant to Company programs or policies, except those required to be provided by law.

               8.4 In the event of a "Change in Control" of Company, as defined in Sections 10 and 11 below, the following shall apply:

               (a) Upon a Change in Control, if the Term of the Agreement has less than twelve (12) months remaining, the Term of this Agreement shall be extended so that a twelve (12) month Term remains from the time of the Change in Control to the end of the Term. The extended Term of the Agreement will be on terms identical to those in effect at the time of the Change in Control. In the event that more than twelve
          (12) months of the Term exists as of the time of a Change in Control, there will be no change in the Term.

               (b) Employee commits to continue to perform his duties under this Agreement for a minimum of twelve (12) months after a Change in Control. At the end of twelve (12) months after a Change in Control, Employee has the option to voluntarily terminate this Agreement without a loss of benefits, as if Company had terminated this Agreement "without cause" pursuant to Section 8.3.1 above.

               (c) In the event of a Change in Control, Section 4.2, providing for an annual bonus, will be modified to provide that Employee's current fiscal year annual bonuses will in no event, be less than the annual bonus given in the full year prior to the Change in Control.

               (d) In the event of a Change of Control, all stock options granted under the Company's 1995 Stock Incentive Plan (the "Plan") shall immediately become fully vested and exercisable. In addition, in the event of a Change of Control, the Stock Option Committee shall have the discretion to accelerate the termination of any stock option

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          granted under the Plan to a date no earlier than six (6) months following the date of a Change of Control.

          8.5 With respect to any payments due and owing as a result of any termination pursuant to this Section 8, Employee may, at his option, receive payment for any such obligations in a one-time lump sum payment, or, may continue to receive payments in accordance with Company's usual payroll procedures, as they may exist from time to time.

          9. COVENANTS BY EMPLOYEE

               9.1 Employee hereby acknowledges that Company is one of only a small number of companies worldwide that designs, manufactures and sells plasma process thin film etching and deposition equipment. Employee also acknowledges that pursuant to his prior relationship with Company, and under the terms of this Agreement, he will gain access to valuable trade secrets of Company and other valuable confidential business and proprietary information, and will become aware of and a part of Company's substantial relationships with customers, potential customers, suppliers, and sources. Accordingly, Employee hereby covenants that he shall not, either directly or indirectly, as a principal, partner, stockholder, officer, director, agent or employee, or in any other capacity, enter into any employment agreement, or accept employment with or render services for, any company, partnership, person or entity that competes or attempts to compete, whether directly or indirectly, with Company, for the balance of the then remaining Term of this Agreement or for a period of twelve months (12) from the termination of this Agreement, whichever is greater, regardless of the reason for said termination.

               9.2 The Employee agrees that he shall not solicit or attempt to solicit, sell to, lease to or offer to sell to, or offer to lease to, except on behalf of Company or any Affiliate, any present or future customer of Company or Affiliate, any goods or services competitive to the goods and services now or hereafter offered for sale or lease by Company or any Affiliate for the periods of time set forth in Section 9.1 herein.

               9.3 The parties hereto recognize that the covenants of Employee herein contained are unique and that in the event there is a breach or threatened breach of such covenants, Company shall be entitled, in addition to any other remedies available to it, to institute and prosecute proceedings in any court of competent jurisdiction either in law or in equity, to obtain damages for any breach of covenants or to enforce a specific performance thereof by Employee, or to enjoin Employee from performing services or doing any act in breach of such covenants.

               9.4 For the purposes of this Agreement, the term "Affiliate" shall mean any person who or which, directly and/or indirectly, controls, is controlled by or is under common control with another person. For the purpose of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise. For the purpose of this definition, "person," refers to an individual, partnership, company, corporation, or other entity.

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               9.5 Employee agrees that during the Term hereof and after the termination of Employee for any reason whatsoever, the Employee shall not disclose to any person, firm, partnership, company, or other legal entity any information concerning any of the methods of conducting business utilized by Company or any Affiliate or any details relating thereto including, but not limited to, the names of suppliers, customers and methods of operation of Company or any of its Affiliates; Employee hereby acknowledges that this information is confidential in nature. This provision shall not be construed to prevent Employee from using any knowledge that he possessed at the time he commenced his employment with Company or from using any information that is not confidential.

               9.6 Employee has carefully read the provisions of Section 9 herein, and of each subsection or subparagraph thereof, and having done so agrees that:

               (a) the restrictions set forth therein are fair and reasonable and are reasonably required for the protection of the interests of Company; and

               (b) each subsection or subparagraph set forth therein is separate and independent and all are to be construed as separate and independent of any other so as to promote their enforcement to the maximum extent possible.

          10. CHANGE IN CONTROL

          "Change in Control" as used in this Agreement shall refer to any one or more of the following:

               (a) the acquisition in any manner of the beneficial ownership of shares of Company having twenty percent (20%) or more of the total number of votes that may be cast for the election of one or more directors of Company by any person, or persons acting as a group within the meaning of Section 13(d) of the Securities and Exchange Act of 1934, if the Board has made a determination that such acquisition constitutes or will constitute control of Company;

               (b) any liquidation, dissolution or sale of all or substantially all of the assets of Company; or

               (c) any action taken following, as a result of, or in connection with, any tender or exchange, offer, merger or other business combination of the foregoing whereby the persons who were the Directors of Company immediately prior to such action shall cease to constitute a majority of the Board of Company or any successor to Company.

The term "Person," as used in this Section 10, refers to an individual, partnership, company, corporation, or other entity.

          11. ASSIGNABILITY

          Employee may not transfer or assign this Agreement to any other person. Company may assign this Agreement to any other company or entity that acquires all or substantially all of the assets of Company, without further permission of the Employee. In the event Company assigns this Agreement, said assignment will be deemed to constitute a "Change in Control" as referred to in Sections 8.4 and 10, above.

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          12. PAID TIME OFF

          Employee shall be entitled to take Paid Time Off at such time as shall reasonably be requested by Employee and approved by Company in accordance with Company policy, not to exceed five (5) weeks per annum. Paid Time Off less than five (5) weeks per annum not used, shall either be "cashed out" or forfeited according to Company policy. In the event of termination without cause by Company or by Employee or with cause by Employee, Employee will receive cash equivalent of time not yet taken during the Term in accordance with Company policy.

          13. MISCELLANEOUS PROVISIONS

               13.1 NOTICES

               Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed to have been given when delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

If to Company:    Stacy L. Wagner, Vice President of Finance & Administration
                  Plasma-Therm, Inc.
                  10050 16th Street North
                  St. Petersburg, FL  33716

If to Employee:   Dr. Jay N. Sasserath
                  1922 Illinois Avenue N.E.
                  St. Petersburg, FL  33703

The designation of the person to be so notified or the address of such person for the purposes of such notice may be changed from time to time by a similar notice to be effective ten (10) days after such changed designation is supplied.

               13.2 CHOICE OF LAW

               This Agreement, and any dispute arising between the parties by virtue of their relationship under this Agreement, shall be governed by and construed in accordance with the applicable laws of the State of Florida. The parties further agree that any lawsuit or action pertaining to, or arising from, this Agreement, shall be brought in the state or federal courts within the State of Florida, and the parties expressly waive the right to proceed in any other jurisdiction or forum.

               13.3 ENTIRE AGREEMENT

               This Agreement constitutes the full and complete understanding and agreement of the parties and supersedes all prior understandings and agreements, and may not be modified or amended orally, but only by an agreement in writing, signed by the party against whom enforcement of the Agreement, or of or any waiver, change, modification, extension or discharge of the Agreement, is sought.

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               13.4 SEVERABILITY

               This Agreement shall be construed to be valid and enforceable to the full extent allowed by law. It is understood and agreed by the parties that if any part, term or provision of this Agreement is determined to be illegal or in conflict with applicable law, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the part, term or provision held to be invalid.

               13.5 INDEMNIFICATION

               (a) THIRD-PARTY PROCEEDING: Company shall indemnify Employee, his heirs, or personal representative, made, or threatened to be made, a party to any threatened, pending, or completed action or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he was or is a corporate agent, or serves or served any other corporation or other enterprise in any capacity at the request of Company, to the full extent permitted by Florida law, including, without limitation, indemnification against his expenses and liabilities in connection with the third-party proceeding if he acted in good faith and in a manner reasonably believed by him to be in, or not opposed to, the best interests of Company, and with respect to any criminal third-party proceeding, had no reasonable cause to believe his conduct was unlawful or in violation of applicable rules. The termination of any third-party proceeding by judgment, order, settlement, consent, filing of a criminal complaint or information, indictment, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Employee did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of Company or, with respect to any criminal third-party proceeding, had reasonable cause to believe that his conduct was unlawful.

               (b) DERIVATIVE ACTIONS: Company shall indemnify any director or officer of Company, who was or is a party or is threatened to be made a party to any derivative action by reason of the fact that such director or officer was or is a corporate agent, against his expenses in the action if he acted in good faith and in a manner reasonably believed by him to be in, or not opposed to, the best interest of Company; except, that no indemnification shall be made in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Company unless and only to the extent that the court in which such derivative action is or was pending shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, he is fairly and reasonably entitled to indemnity for such items as the court shall deem proper.

               (c) INDEPENDENT LEGAL COUNSEL: In the event of an actual or potential conflict of interest, Employee shall be entitled to an independent legal counsel and said counsel shall be chosen by Company, subject to the consent of Employee, and all such reasonable expenses incurred in defense of Employee shall be paid directly by Company, or reimbursed to Employee at Employee's sole option.

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               (d) SCOPE OF EMPLOYMENT: Pursuant to this Section 13.5, Company shall only indemnify Employee, his heirs, or personal representative, made, or threatened to be made, a party to any threatened, pending, or completed action or proceeding, for claims relating to or arising out of Employee's actions, or omissions, within the scope of his employment by Company.

               (e) The term and conditions of this Section 13.5 shall survive the termination of this Agreement and shall apply to any claims made against Employee, relating to, or arising from Employee's actions pursuant to this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

                                         PLASMA-THERM, INC.

Witness:

/s/ STACY L. WAGNER                     /s/ RONALD S. DEFERRARI
-------------------                     -----------------------
Stacy L. Wagner                         Ronald S. Deferrari
                                        President and Chief Executive Officer


Witness:                                Employee


/s/ RICHARD M. FEENEY                   /s/ DR. JAY N. SASSERATH
---------------------                   ------------------------
Richard M. Feeney                       Dr. Jay N. Sasserath

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